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EXHIBIT 3.3

CERTIFICATE OF SECOND AMENDMENT

TO

ARTICLES OR ORGANIZATION

OF

HUNTSMAN COMPANY LLC

(Name Change)

        In accordance with Section 48-2c-408 of the Utah Revised Limited Liability Company Act (as amended, "URLLCA"), HUNTSMAN COMPANY LLC, a Utah limited liability company (the "Company"), hereby declares and certifies as follows:

        FIRST: The name of the Company is Huntsman Company LLC.

        SECOND: The text of the amendment (the "Amendment") of the Articles of Organization of the Company is as follows:

    "RESOLVED, that the Articles of Organization of the Company shall be and hereby are amended to change the name of the Company by (i) deleting therefrom Articles I in its entirety and (ii) adding thereto a new Article I, providing in its entirety as follows:

"ARTICLE I "

NAME

    "The name of the Company is Huntsman LLC."

        THIRD: The Amendment was adopted by the Members of the Company on October 24, 2002.

        FOURTH: The Amendment was adopted by all of the Members of the Company in accordance with Section 48-2c-802 of URLLCA and as otherwise required by the Articles of Organization and the Operating Agreement of the Company. In addition, the Amendment was unanimously approved by the Members and by the Company's Board of Managers in accordance with Section 48-2c-804 of URLLCA. MatlinPatterson Global Opportunities Partners L.P., a Delaware limited partnership, consented in writing to the Amendment.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the Company has executed this Certificate of First Amendment to Articles of Organization as of the 30th day of October, 2002.

HUNTSMAN COMPANY LLC, a Utah limited liability company,
By:	/s/ DAVID H. HUNTSMAN
Name:	David H. Huntsman
Title:	Manager

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CERTIFICATE OF SECOND AMENDMENT TO ARTICLES OR ORGANIZATION OF HUNTSMAN COMPANY LLC (Name Change)
"ARTICLE I " NAME